Exhibit 16.1

September 18, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated September 18, 2015, of Malibu Boats, Inc. and are in agreement with the statements contained in the first, second, third, and fourth paragraphs on page 2 concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ McGladrey LLP